EXHIBIT 99.1

CTG Reports 2017 First Quarter Results

Executes on Long-term Growth Objectives; Appoints Chief Financial Officer;

Continues Significant Stock Buyback Program

BUFFALO, N.Y., April 25, 2017 – CTG (NASDAQ: CTG), an information technology (IT) solutions and services company, today announced its financial results for the first quarter ended March 31, 2017.

First Quarter Results

•	Revenue was $77.0 million, at the mid-point of guidance;

•	Net income was $0.05 per diluted share, at the mid-point of guidance; and

•	Ended the quarter with cash and equivalents of $10.1 million, with no debt.

Recent Accomplishments to Drive Enhanced Shareholder Value

•	Continued to execute on three-year strategic plan and financial targets from 2017-2019;

•	Continued to strengthen leadership across the organization, including

•	Commenced search for Chief Operating Officer

•	Consolidated Chief Financial Officer and Treasurer positions, and

•	Continued to upgrade and optimize sales team across the organization; and

•	Repurchased more than one-third of the shares authorized under the share buyback program from November 2016 through April 2017, amounting to $3.6 million of the Company’s authorized $10.0 million share buyback program.

CTG Chief Executive Officer, Bud Crumlish, commented, “Our business performed well during the first quarter with both revenue and earnings at the mid-point of our guidance range as we continued to execute on our long-term strategic plan. Revenue from Solutions increased on a sequential basis, partially offset by an expected, modest decline in our Staffing business. The decline in Staffing was a result of the previous reduction in business at our largest staffing client. Highlighting the quarter, our business in Europe achieved sequential and year-over-year growth, setting a record in terms of percentage of total CTG revenue.”

Continued Implementation of the Key Elements of Three-Year Strategic Plan and ONE CTG Program

During the quarter, CTG added new Staffing clients targeted in the mid-market segment, which is a key element of the strategic plan to diversify the staffing client portfolio. In line with these objectives, the Healthcare organization has been focusing on enhancing CTG’s solutions offerings while pursuing staffing opportunities at healthcare clients. Overall, CTG is making progress in expanding its existing solutions across all lines of business as part of the ONE CTG program, which encourages collaboration and cross selling, announced and launched in early January. In the first quarter, the Company consolidated several solutions into a new comprehensive, global solution that is designed to maximize the value, efficiency, and cost effectiveness of the application management services it provides.

Mr. Crumlish continued: “I am encouraged by the traction we have achieved to-date across the organization to meet our milestones over the next three years as evidenced by the expansion of new accounts, further penetration at existing accounts as well as increased activity on prospective new engagements. Personally, I have been working directly with our sales teams and meeting with existing and potential new clients to demonstrate CTG’s full commitment to their ultimate success. The entire Company remains highly focused on execution against our strategic plan and financial objectives.”

Strengthened Leadership Team

Search for Chief Operating Officer

As CTG continues to expand its business in line with the three-year strategic plan, the CTG Board has recognized the importance of adding executive level leadership to drive business development and operational improvements. As a result, CTG is initiating a search for the position of Chief Operating Officer focused on driving new and existing business relationships, while also ensuring a more effective delivery and recruiting organization to provide the best value for its clients.

Consolidation of Chief Financial Officer and Treasurer Positions

A key element to the Company’s three-year strategic plan is disciplined cost management, which is evaluated on an on-going basis across the enterprise. As a result of an evaluation by CTG’s Board of the overall costs of the leadership team, the Board is promoting John Laubacker to the position of Senior Vice President, CFO and Treasurer upon the resignation by mutual agreement of Brendan Harrington.

CTG’s Chairman of the Board, Daniel J. Sullivan, commented, “The Board considers CTG fortunate to have had two highly experienced financial executive officers for many years. In light of our strategic objectives and our commitment to meet our milestones over the next three years, we have determined the time is right to make the leadership changes necessary by consolidating these two executive positions. We sincerely appreciate all of Brendan’s contributions in the multiple roles in which he has served for CTG, most recently as CFO. We wish him well in his future endeavors.”

Mr. Laubacker, a CPA, has been with CTG for 21 years. He was appointed Vice President and Treasurer in February 2017 after serving as Treasurer since 2006. He was CTG’s interim CFO from October 2014 to July 2015. Mr. Laubacker also held the positions of Director of Audit and Treasury Services and the Manager of External Reporting after joining the Company in 1996. Prior to joining CTG, he was a senior manager with KPMG.

Mr. Sullivan continued, “John has exhibited excellent command and a high level of expertise in all financial and operational areas of our business which makes this transition possible. The Board is excited to work with John in his new role.”

Continued Strengthening of Sales Team Across the Organization

In concert with our growth objectives, we continue to upgrade and optimize the sales team. During the quarter, we added multiple new sales individuals to increase our capacity as well as enhance the effectiveness of the team. The pursuit of highly skilled sales people within our industry with the expertise of staffing and solutions is an on-going process as we continue to build and strengthen our sales team to meet our long-term strategic goals.

Share Repurchase Program

During the first quarter, the Company repurchased 384,000 shares at an average price of $4.87 per share, or approximately $1.9 million in the aggregate. Since the announcement of the authorization in November 2016 and through April 24, 2017, the Company repurchased a total of 754,000 shares at an average price of $4.72 per share. At April 24, the Company had $6.4 million remaining under its existing repurchase authorization.

Consolidated First Quarter Results

Revenue in the first quarter ending March 31, 2017 was $77.0 million, compared with $77.5 million in the fourth quarter of 2016 and $85.9 million in the first quarter of 2016. Negative currency translation reduced revenue in the first quarter by $0.8 million, compared with a negative impact of $0.4 million in the fourth quarter of 2016.

Direct costs in the first quarter were $62.8 million, or 81.5% of revenue, compared with $62.6 million, or 80.8% of revenue in the fourth quarter of 2016, and $71.3 million, or 83.1% of revenue, in the year-ago first quarter. First quarter SG&A expense was $12.9 million, compared with $13.1 million in the fourth quarter of 2016 and $13.5 million in the first quarter of 2016.

First quarter operating income was to $1.3 million or 1.7% of revenue, compared with an operating loss of $20.5 million in the first quarter of 2016, which included a $21.5 million charge related to goodwill impairment. Excluding the impairment charge, operating income totaled $1.1 million in the first quarter of 2016.

CTG’s effective income tax rate in the first quarter was 41.2%, compared with 1.6% in the first quarter of 2016. The non-GAAP income tax rate in the first quarter of 2016, which excludes the impact of the goodwill impairment, was 32.4%. The higher effective tax rate in the first quarter of 2017 reflects the adoption of a new accounting standard, which required the Company to record approximately $0.1 million of additional tax expense related to employee stock-based transactions that previously would have been recorded to stockholders’ equity.

Net income in the first quarter of 2017 was $751,000, or $0.05 per diluted share, compared with net income of $1.1 million, or $0.07 per diluted share, in the fourth quarter of 2016, and a net loss of $20.9 million, or ($1.34) per share, in the first quarter of 2016, which included a $21.5 million charge, or ($1.38) per share, related to goodwill impairment.

Balance Sheet

Cash and short term investments at March 31, 2017 were $10.1 million with no outstanding debt. Days sales outstanding were 79 days in the first quarter of 2017, compared with 81 days in the year-ago first quarter.

Guidance and Outlook

CTG expects total revenue for the 2017 second quarter to range between $77.0 and $79.0 million with operating margin expected to be between 1.7% and 1.9%. Net income is expected to be between $0.04 and $0.06 per diluted share. There are 64 billing days in the second quarter 2017, the same as in the prior year second quarter. Second quarter 2016 earnings of $0.08 per diluted share included the benefit of $0.03 per diluted share related to foreign payroll tax credits.

For the full year 2017, CTG continues to expect revenue to range between $312.0 and $332.0 million with operating margin anticipated to be approximately 1.9%. Net income for the full year is expected to be between $0.19 and $0.29 per diluted share.

Conference Call and Webcast

CTG will hold a conference call today at 8:30 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, dial 1-800-553-5260 by 8:20 a.m. Eastern Time and ask for the CTG conference call. The call will also be webcast from CTG’s website at http://www.ctg.com.

A replay of the call will be available between 10:30 a.m. Eastern Time April 25, 2017, and 11:59 p.m. Eastern Time April 28, 2017, by dialing 1-800-475-6701 and entering conference ID 403936. The webcast will be archived on CTG’s website at http://investors.ctg.com/events.cfm for approximately 90 days following completion of the conference call.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2017 and three-year performance targets, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2016 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John Laubacker, Chief Financial Officer

(716) 887-7368

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended
	March 31, 2017	April 1, 2016

Revenue	$77,006	$85,850
Direct costs	62,777	71,305
Selling, general and administrative expenses	12,923	13,467
Goodwill impairment charge	—	21,544

Operating income (loss)	1,306	(20,466)
Other expense, net	(29)	(62)

Income (loss) before income taxes	1,277	(20,528)
Provision for income taxes	526	329

Net income (loss)	$751	$(20,857)

Net income (loss) per share:
Basic	$0.05	$(1.34)

Diluted	$0.05	$(1.34)

Weighted average shares outstanding:
Basic	15,296	15,524
Diluted	15,430	15,524

Cash dividend declared per share	$—	$0.06

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	March 31, 2017	December 31, 2016	April 1, 2016

Current Assets:
Cash and cash equivalents	$10,105	$9,407	$9,432
Accounts receivable, net	67,438	71,355	75,324
Other current assets	2,670	2,010	3,519

Total current assets	80,213	82,772	88,275

Property and equipment, net	6,259	5,863	6,057
Goodwill	—	—	15,755
Other assets	37,854	38,280	35,899

Total Assets	$124,326	$126,915	$145,986

Current Liabilities:
Accounts payable	$6,289	$6,973	$5,660
Dividend payable	—	—	958
Accrued compensation	20,717	17,365	22,369
Other current liabilities	5,762	5,573	6,417

Total current liabilities	32,768	29,911	35,404

Long-term debt	—	4,725	1,520
Other liabilities	13,415	13,460	12,447
Shareholders’ equity	78,143	78,819	96,615

Total Liabilities and Shareholders’ Equity	$124,326	$126,915	$145,986

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Quarter Ended
	March 31, 2017	April 1, 2016

Net income (loss)	$751	$(20,857)
Depreciation and amortization expense	387	420
Equity-based compensation expense	283	377
Goodwill impairment charge	—	21,544
Other operating items	7,041	(894)

Net cash provided by operating activities	8,462	590
Net cash used in investing activities	(803)	(1,129)
Net cash used in financing activities	(7,090)	(1,202)
Effect of exchange rates on cash and cash equivalents	129	372

Net increase (decrease) in cash and cash equivalents	698	(1,369)
Cash and cash equivalents at beginning of period	9,407	10,801

Cash and cash equivalents at end of period	$10,105	$9,432

COMPUTER TASK GROUP, INCORPORATED (CTG)

Other Financial Information

(Unaudited)

(amounts in thousands except days data)

	For the Quarter Ended
	March 31, 2017		April 1, 2016
Revenue by Service

IT Solutions	$22,941	30%	$25,783	30%
IT Staffing	54,065	70%	60,067	70%

Total	$77,006	100%	$85,850	100%

Revenue by Vertical Market

Technology service providers	33%		35%
Manufacturing	26%		23%
Healthcare	17%		20%
General markets	11%		9%
Financial services	8%		7%
Energy	5%		6%

Total	100%		100%

Revenue by Location

North America	$57,893	75%	$68,065	79%
Europe	19,113	25%	17,785	21%

Total	$77,006	100%	$85,850	100%

Foreign Currency Impact on Revenue

Europe	$(829)		$(406)

Billable Travel Included in Revenue and Direct Costs

Billable Travel	$840		$1,246

Cash at End of Period	$10,105		$9,432

Cash provided by Operations	$8,462		$590

Long-term Debt Balance	$—		$1,520

Billable Days in Period	64		65

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CTG news releases are available on the Web at www.ctg.com.